Exhibit 12

Xerox Corporation

Computation of Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges, the ratio of combined earnings to fixed charges and preferred stock dividends, as well as any deficiency of earnings are determined using the following applicable factors:

Earnings available for fixed charges are calculated first, by determining the sum of: (a) income (loss) from continuing operations before income taxes, adjustment for minorities’ interests and equity income or loss, (b) fixed charges, as defined below, (c) amortization of capitalized interest and (d) distributed equity income. From this total, we subtract (a) capitalized interest and (b) preferred security dividend requirements of our consolidated subsidiaries and any accretion in the carrying value of the redeemable preferred securities of our consolidated subsidiaries.

Fixed charges are calculated as the sum of (a) interest costs (both expensed and capitalized), (b) amortization of debt expense and discount or premium relating to any indebtedness, (c) that portion of rental expense that is representative of the interest factor and (d) the amount of pre- tax earnings required to cover preferred security dividends and any accretion in the carrying value in the redeemable preferred securities of our consolidated subsidiaries. Note, in our calculation, all of the dividends and related carrying value accretion of the preferred securities of our consolidated subsidiaries are tax deductible, which are those referenced in Note 16 to the consolidated financial statements included in our 2002 Annual Report under the caption, “Company-Obligated, Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Subordinated Debentures of the Company.” Therefore, the amount of pre-tax earnings required to cover the dividend requirements and accretion, are equal to the amount of such dividends and accretion.

Preferred stock dividends used in the ratio of earnings to combined fixed charges and preferred stock dividends consist of the dividends paid on our Series B Convertible Preferred Stock. These dividends are tax deductible.

	Year Ended December 31,
	2002	2001	2000	1999	1998
(In millions)
Fixed charges:
Interest expense	$751	$937	$1,090	$842	$763
Portion of rental expense which represents interest factor	82	111	115	132	145

Total fixed charges before capitalized interest and preferred security dividends of consolidated subsidiaries	833	1,048	1,205	974	908
Capitalized interest	—	—	3	8	—
Preferred security dividends of consolidated subsidiaries	145	60	56	55	55

Total fixed charges	$978	$1,108	$1,264	$1,037	$963

Earnings available for fixed charges:
Earnings(1)	$306	$447	$(301)	$1,336	61
Less: Undistributed equity in income of affiliated companies	(23)	(20)	(25)	(10)	(28)
Add: Fixed charges before capitalized interest and preferred security dividends of consolidated subsidiaries	833	1,048	1,205	974	908

Total earnings available for fixed charges	$1,116	$1,475	$879	$2,300	$941

Ratio of earnings to fixed charges	1.14	1.33	*	2.22	*

*	Earnings for the years ended December 31, 2000 and 1998 were inadequate to cover fixed charges. The coverage deficiency was $385 and $22 million, respectively.

(1)	Earnings is derived from our consolidated statements of income, included in our consolidated financial statements, as the sum of: (a) Income (Loss) before Income Taxes (Benefits), Equity Income, Minorities’ Interest and Cumulative Effect of Change in Accounting Principle and (b) Equity in net income of unconsolidated affiliates.

Exhibit 12

Xerox Corporation

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Year Ended December 31,
	2002	2001	2000	1999	1998
(In millions)
Fixed charges:
Interest expense	$751	$937	$1,090	$842	$763
Portion of rental expense which represents interest factor	82	111	115	132	145

Total fixed charges before capitalized interest, preferred security dividends of consolidated subsidiaries and preferred stock dividends	833	1,048	1,205	974	908
Capitalized interest	—	—	3	8	—
Preferred security dividends of consolidated subsidiaries	145	60	56	55	55
Preferred stock dividends	78	13	53	54	56

Total combined fixed charges and preferred stock dividends	$1,056	$1,121	$1,317	$1,091	$1,019

Earnings available for fixed charges:
Earnings(1)	$306	$447	$(301)	$1,336	$61
Less: Undistributed equity in income of affiliated companies	(23)	(20)	(25)	(10)	(28)
Add: fixed charges before capitalized interest, preferred security dividends of consolidated subsidiaries and preferred stock dividends	833	1,048	1,205	974	908

Total earnings available for fixed charges	$1,116	$1,475	$879	$2,300	$941

Ratio of earnings to combined fixed charges and preferred stock dividends	1.06	1.32	*	2.11	*

*	Earnings for the years ended December 31, 2000 and 1998 were inadequate to cover combined fixed charges and preferred stock dividends. The coverage deficiency was $438 and $78 million, respectively.

(1)	Same as above.